Exhibit 99.1

Dot Ai Announces Definitive Agreements for Up to
$6.0 Million Strategic Preferred Stock Investment

Definitive agreements advance the Company’s previously announced strategic alternatives review and, upon closing, would strengthen the balance sheet with a cash infusion of up to $6.0 million in convertible preferred stock, support continued Nasdaq compliance, and position the Company to pursue value-creating strategic initiatives

LAS VEGAS, NV / July 22, 2026 / CID HoldCo, Inc. (Nasdaq: DAIC) (“Dot Ai” or the “Company”), an IoT and AI-based SaaS company redefining asset intelligence for industrial technology, today announced that, following its previously announced review of strategic alternatives, it has entered into a definitive securities purchase agreement with certain investors (collectively, the “Investors”) providing for a convertible preferred stock investment of up to $6.0 million, comprising $2.0 million of Series AA Convertible Non-Redeemable Preferred Stock and $4.0 million of Series B Convertible Non-Redeemable Preferred Stock. The securities purchase agreement also provides that, following the closing of the Series AA Preferred Stock investment, the Company’s Board of Directors will establish a special committee to evaluate a proposed sale of certain operating assets of the Company pursuant to a previously executed letter of intent, as described below.

Together, the transactions are intended to strengthen the Company’s balance sheet, support continued compliance with Nasdaq listing requirements, and position the Company to create long-term shareholder value. Having executed definitive agreements, the Company is now focused on satisfying the remaining closing conditions as described in part below.

“Executing these definitive agreements is a defining milestone for Dot Ai and the culmination of our strategic alternatives review,” said Ed Nabrotzky, Co-Founder and Chief Executive Officer of Dot Ai. “This cash infusion meaningfully strengthens our balance sheet and supports our continued Nasdaq compliance, while allowing us to pursue value-creating initiatives ahead. I want to thank our Board, our advisors, and our team for their work in reaching this outcome on behalf of our shareholders.”

Strategic Preferred Stock Investment

Under the definitive securities purchase agreement, the Investors have agreed to invest an aggregate of up to $6.0 million in convertible preferred stock, consisting of $2.0 million of Series AA Convertible Non-Redeemable Preferred Stock and $4.0 million of Series B Convertible Non-Redeemable Preferred Stock, funded in two closings, subject to the satisfaction of customary closing conditions. The Series B purchase price will be deposited into and held in a segregated restricted account, with $1.0 million releasable to the Company following effectiveness of a resale registration statement with respect to the Investors’ conversion shares, $2.0 million releasable to the Company following receipt of stockholder approval, and $1.0 million releasable upon satisfaction of certain trading price and trading volume conditions in addition to the foregoing conditions. The investment is expected to provide an immediate cash infusion to support general working capital needs of the Company, the satisfaction or discharge of existing liabilities, and transaction expenses.

Proposed Asset Sale

In connection with the closing of the Series AA Preferred Stock investment under the securities purchase agreement, the Company’s Board of Directors will establish a special committee with sole authority to evaluate, negotiate, and determine whether to proceed with a proposed sale of certain operating assets of the Company pursuant to a previously executed letter of intent. The special committee will retain this authority until the earlier of the closing of the asset sale and any dividend or distribution or the 120-day anniversary of the date of the securities purchase agreement. Any asset sale would be a separate and independent transaction from the preferred stock investment and, if pursued, would be subject to any approvals required under applicable law and Nasdaq rules, including, if applicable, stockholder approval.

The Preferred Stock does not participate in dividends or other distributions declared or paid by the Company.

Strategic Alternatives Process

The transactions follow the Company’s previously announced engagement of Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC, to serve as its exclusive financial advisor in connection with its review of strategic alternatives. While the Company has executed definitive agreements for the transactions, completion of the transactions remains subject to the satisfaction of customary closing conditions, including the receipt of any required stockholder, Nasdaq, and regulatory consents or approvals, and the maintenance of the Company’s listing on The Nasdaq Stock Market LLC, there can be no assurance that the transactions will be completed on the terms described or at all, or as to the timing of any such transactions. The Company does not intend to disclose further developments unless and until it determines that additional disclosure is appropriate or required.

Advisors

Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC, is serving as the exclusive financial advisor for Dot Ai on this transaction, and DLA Piper LLP (US) is serving as Dot Ai’s legal counsel. Sichenzia Ross Ference Carmel LLP is serving as legal counsel to the investors.

About Dot Ai

Dot Ai (Nasdaq: DAIC) is an IoT and AI-based SaaS company at the forefront of Asset Intelligence technology for smart supply chain operations. Leveraging state-of-the-art AI engines, cutting-edge 5G RF and BLE technology, and seamless cloud integrations, Dot Ai offers real-time asset visibility and predictive analytics that integrate with existing infrastructure. The Company serves multiple industries including aviation, construction, delivery, military, mining, retail, seaports, medical logistics, warehousing, and manufacturing. For more information, please visit daic.ai.

Important Information for Stockholders

In connection with the proposed transactions, the Company intends to file a proxy statement with the SEC. The Company also plans to file other documents with the SEC regarding the proposed transactions. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be filed with the SEC and mailed to the stockholders of record of the Company. The Board will set the record date prior to mailing the definitive proxy statement. STOCKHOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED TRANSACTIONS THAT WILL BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

The Company and its executive officers, directors, other members of management, and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transactions. Information regarding the executive officers and directors of the Company is set forth in the Company’s definitive proxy statement for the Company’s 2026 annual meeting of stockholders filed with the SEC on April 17, 2026, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 11, 2026. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transactions contemplated by the securities purchase agreement.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts, including statements regarding the convertible preferred stock investment and closing thereof, the proposed asset sale, the Company’s review of strategic alternatives, the anticipated use of proceeds, the receipt of stockholder approval, continued Nasdaq listing compliance, and the Company’s positioning to pursue value-creating strategic initiatives. All forward-looking statements are based on Dot Ai’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are subject to risks and uncertainties — including the risk that required stockholder, Nasdaq, or regulatory approvals may not be obtained, that closing conditions may not be satisfied, and that the transactions may not be completed on the terms described or at all — that could cause actual results to differ materially from those expressed in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and Dot Ai assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Lucas A. Zimmerman & Ian Scargill

MZ Group - MZ North America

(262) 357-2918

DAIC@mzgroup.us

www.mzgroup.us

3